Exhibit 10.1

VIA EMAIL

July 25, 2022

Dear Mallory,

As we discussed, this letter agreement (the “Letter Agreement”), effective as of August 10, 2022, describes compensation payable to you by Immuneering Corporation (the “Company”) under the terms set forth below.

1. Cash Bonus Payments. You are eligible to receive (i) a payment of $15,000 in cash payable on August 15, 2022, and (ii) a payment of $15,000 in cash payable on November 15, 2022. The payments in clause (i) and (ii) of the immediately preceding sentence are referred to herein individually as a “Cash Bonus”. Each Cash Bonus is subject to your continued employment through the date of payment of such Cash Bonus.

2. Tax and Other Deductions. Each Cash Bonus will be paid less federal, state and local taxes required to be withheld by the Company.

3. Equity Grant. In addition, the Board of Directors of the Company or its authorized committee will issue you a supplemental equity grant in the form of a stock option (the “Stock Option”) to purchase 10,000 shares of the Company’s Class A Common Stock. The Stock Option will vest in a single installment upon the first anniversary of the date of grant. Any unvested portion of the Stock Option will be forfeited if your employment with the Company terminates for any reason. The Stock Option is in all respects subject to the terms and conditions of the Company’s 2021 Incentive Award Plan (the “Plan”) and a stock option agreement (the “Option Agreement”) that will be separately provided to you. In the event of a conflict between the terms of this Letter Agreement, on the one hand, and the Option Agreement or the Plan, on the other, the terms of the Option Agreement or Plan, as applicable, will control.

4. Employment at Will. This Letter Agreement does not affect your employment relationship with the Company; that is, employment with the Company remains at-will. The Cash Bonuses and Stock Option described herein are independent of all other compensation you may be eligible to receive from the Company.

5. Section 409A of the Internal Revenue Code. To the maximum extent permitted by applicable law, the amounts payable pursuant to this Letter Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, and this Letter Agreement shall be interpreted, construed and administered in a manner consistent therewith.

6. Miscellaneous. This Letter Agreement shall be binding upon and inure to the benefit of the successors of the Company. This Letter Agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This Letter Agreement will be governed by the laws of the State of New York, excluding any that mandate the use of another jurisdiction’s laws. This Letter Agreement may only be amended with the written consent of the Chief Executive Officer of the Company and you. You shall have no rights under this Letter Agreement other than as an unsecured general creditor of the Company.

Thank you for all your contributions to Immuneering. Full speed ahead!

245 Main St, 2nd Floor, Cambridge, MA 02142 | 617-500-8080

immuneering.com

Very truly yours,

IMMUNEERING CORPORATION

By:	/s/ Benjamin J. Zeskind, Ph.D.
Name: Benjamin J. Zeskind, Ph.D.
Title: Chief Executive Officer

Accepted and Agreed:

By:	/s/ Mallory Morales
Mallory Morales